Exhibit 5.1
Fulbright Tower • 1301 McKinney, Suite 5100 • Houston, Texas 77010-3095
Telephone: 713 651 5151 • Facsimile: 713 651 5246
November 29, 2010
RigNet, Inc.
1880 S. Dairy Ashford, Suite 300
Houston, Texas 77077
Ladies and Gentlemen:
     We have acted as counsel to RigNet, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), as described in the Company’s Registration Statement on Form S-1 (File No. 333-169723) initially filed with the U.S. Securities and Exchange Commission with respect to the Shares on October 1, 2010 (as amended and as may subsequently be amended, the “Registration Statement”). The Shares to be issued and sold by the Company, including shares to cover over-allotments, if any, pursuant to the Registration Statement, are referred to herein as the “Firm Shares”, and the Shares to be sold by the selling stockholders identified in the Registration Statement, including Shares to cover over-allotments, if any, pursuant to the Registration Statement, are herein referred to as the “Secondary Shares”. Immediately prior to the closing of the sale of Shares pursuant to the Underwriting Agreement (defined below), certain selling stockholders may exercise warrants (the “Warrant Exercise”) to purchase shares of common stock, par value $0.001 per share, of the Company (the “Warrant Shares”).
     In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.
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RigNet, Inc.
November 29, 2010

     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that: (a) upon filing by the Company of its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, a form of which has been filed as an exhibit to the Registration Statement, the Firm Shares will be duly and validly authorized for issuance; (b) when issued by the Company in accordance with the terms of the underwriting agreement, a form of which is being filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, the Firm Shares will be duly and legally issued, fully paid and nonassessable; (c) other than the Warrant Shares, the Secondary Shares have been duly and validly authorized for issuance and have been duly and legally issued and are fully paid and nonassessable; provided, however, with respect to the Secondary Shares (I) that will be issued upon the conversion of the Company’s outstanding Series C Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, and Series A Preferred Stock, par value $0.001 per share (collectively, the “Preferred Stock”), as described in the Registration Statement, such shares will be duly and legally issued and fully paid and nonassessable upon such conversion and (II) that will be issued to the holders of Preferred Stock to pay the major event preference, as described in the Registration Statement, such shares will be duly and legally issued and fully paid and nonassessable upon such issuance; and (d) the Warrant Shares to be sold by the selling stockholders have been duly and validly authorized and, after the Warrant Exercise in accordance with the terms of the applicable warrant agreement and payment of any applicable cash exercise price for the Warrants, will be duly and legally issued, fully paid and nonassessable.
     The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Fulbright & Jaworski L.L.P. Fulbright & Jaworski L.L.P.